Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Karen Sherman

Vice President, Community and Public Relations

Papa John’s International, Inc.

502-261-4987

WILLIAM M. STREET APPOINTED TO
PAPA JOHN’S INTERNATIONAL BOARD OF DIRECTORS

Louisville, KY (December 16, 2003) – Papa John’s International, Inc. (Nasdaq:  PZZA) announced today the appointment of William M. Street to its board of directors.  Mr. Street’s term commences today and will expire at the company’s 2004 annual meeting of stockholders.

Mr. Street recently retired as President of Brown-Forman Corporation (NYSE: BFB) and CEO of Brown-Forman Beverages.  During his 40+ years with Brown-Forman, Street rose through the ranks of sales and marketing to executive management.  In 1986, Street assumed the post of president of Brown-Forman Beverage Company and was named chief executive officer of the Beverage Company in 1993.  He continues as a member of the Brown-Forman Corporation Board of Directors, where he has served since 1971.   Street is a graduate of Princeton University and the Harvard Business School.

“We’re honored to have Bill join our Board,” said John H. Schnatter, Founder and Chief Executive Officer of Papa John’s.  “We look forward to his contributions as we continue to grow the Papa John’s brand.   He brings strategic brand strength and expertise to the team.”

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. is the third largest pizza company in America.  At November 23, 2003, there were 2,796 Papa John’s restaurants (571 company-owned and 2,225 franchised) operating in 49 states and 14 international markets.  Papa John’s also franchises 135 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, or to order pizza online, visit Papa John’s on the Internet at www.papajohns.com.